/S/ EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CORPORATE STRATEGIES, INC.

      CORPORATE STRATEGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of said corporation, in lieu of a meeting and vote of the Board of Directors, by the unanimous written consent of the members of the Board of Directors, in accordance with Section 141 of the DGCL, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation

      RESOLVED, that the Certificate of Incorporation of Corporate Strategies, Inc. be amended by changing the fast paragraph of ARTICLE FIVE hereof in its entirety so that, as amended, the first paragraph of said ARTICLE FIVE shall be and read as follows:

      "Shares: The total number of shares of stock which the Corporation, shall have authority to issue is 20,000 shares, consisting of 10,000 shares of Common Stock having a par value of $1.00 per share and 10,000 shares of Preferred Stock having a par value of $.001 per share."

      SECOND: That in lieu of a meeting and vote of shareholders, the shareholders of said corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 141, 242 and 228 of the DGCL.


                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                   Delivered 04:06 PM 03/18/2004
                                                       FILED 04:06 PM 03/18/2004
                                                    SRV 040204538 - 3504018 FILE

      IN WITNESS WHEREOF, Corporate Strategies, Inc. has caused this certificate to be signed by its Chief Executive Officer, this /s/ 28th day of February, /s/ 2003.

                                       CORPORATE STRATEGIES, INC.

                                       By:      /s/ Timothy J. Connolly
                                          -----------------------------
                                                    Timothy J. Connolly, CEO


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

                   CERTIFICATE OF DESIGNATION, PREFERENCES AND
                      RIGHTS OF SERIES A PREFERRED STOCK OF
                           CORPORATE STRATEGIES, INC.

      CORPORATE STRATEGIES, INC., a Delaware: corporation (the "Corporation"), does. hereby certify that, pursuant to authority conferred on the Board of
Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended to date ("Certificate of Incorporation"), and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board of Directors, by resolution duly approved by unanimous written consent of the Board of Directors dated February /s/ 28, 2003, adopted a resolution providing for the designation of the. preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions, of 1,000 shares of the Corporation's Preferred Stock, par value $.001 per share, which resolution is as follows:

      RESOLVED: That pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board hereby designates a series of Preferred. Stock of the Corporation, par value $.00l per share (the "Preferred Stock"), consisting of 1,000 shares of the authorized unissued Preferred Stock, as Series A Preferred Stock (the "Series A Preferred Stock"), and hereby fixes such designation and number of shares, and the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof as set forth below, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Designation, Preferences and Rights of the Series A Preferred Stock; as such officer or officers shall deem necessary or advisable to carry out the purposes of this Resolution.

      Series A Preferred Stock. The preferences, privileges and restrictions granted to or imposed upon the Corporation's Series A Preferred Stock, par value, $.001 per share or the holders thereof, are as follows.

      1. Dividends. The holders of the Series A Preferred Stock shall be entitled to receive dividends out of funds legally available therefor, and at all times prior and in preference to any declaration or payment of any dividend on the Corporation's Common Stock, par value $1.00 per share ("Common Stock'), of any other class of stock ranking, as to dividend rights, junior to the Series A Preferred Stock, at the rate of $120.00 per share per annum, payable where and if declared by the Board of Directors. The right to dividends on shares of the Series A Preferred Stock shall be cumulative beginning on the issue date and shall be payable quarterly out of legally available funds therefor. Accumulated and unpaid dividends for any past dividend period may be authorized and paid at any time and for such interim periods, without reference to any regular dividend payment date, to holders of record on such date, not more than 15 days preceding the payment date thereof as may be fixed by the Board of Directors.

      2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:


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

      (a) Series A Preferred Stock Preference. The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or any other class of stock ranking, as to liquidation rights, junior to the Series A Preferred Stock, by reason of their ownership thereof, an amount per share equal to $1,000.00 for each outstanding share of Series A Preferred Stock (appropriately adjusted for any recapitalizations, stock combinations. stock dividends, stock splits and the like) plus an amount equal to all accrued and unpaid dividends on the Series A Preferred Stock. If upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of the stock of the Corporation shall, be insufficient to permit the payment to such holders of Series A Preferred Stock of the full aforementioned preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

      (b) Remaining Assets. After payment or setting apart of payment has been made to the holders of the Series A Preferred Stock of the full amounts to which they shall be entitled as provided in Section 2(a) and any other series or class of preferred stock ranking, as to liquidation rights, senior to the Corporation's Common Stock, the remaining assets and funds of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them

      (c) Reorganization or Merger. None of the following events is a "liquidation, dissolution or winding up of the Corporation": consolidation. merger or reorganization of the Corporation with any other corporation or corporations; sale or transfer of all or substantially all the assets of the Corporation; or any purchase or redemption by the Corporation of any of its outstanding shares.

      (d) Value of Assets. If any of the assets of the Corporation are to be distributed under this Section 2, or for any purpose, in a form other than cash, then the Board of Directors shall promptly determine in good faith the value of the assets to be distributed to the holders of Series A Preferred Stock or Common Stock. The Corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Series A Preferred Stock or Common Stock.

      3. Redemption.

      (a) All or any portion of the shares of Series A Preferred Stock of a holder may, at the option of the Corporation, be redeemed at a redemption price of $1,000.00 per share of Series A Preferred Stock (appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) plus an amount equal to all accrued and unpaid dividends on the Series A Preferred Stock (the "Redemption Price"). The Redemption Price shall be paid in lump sum on the Redemption bate. Any redemption of less than all the outstanding shares of Series A Preferred Stock shall be pro rata as to all the holders of shares of Series A Preferred Stock. Notwithstanding the foregoing, the
Corporation shall be obligated to redeem all the then outstanding shares of Series A Preferred Stock for the Redemption Price upon the occurrence of a Change of Control.


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

      (b) For purposes of this Section 3, "Change of Control" shall mean the occurrence of any of the following events after the date of this Agreement:

            (i) The consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Corporation immediately prior to such merger, consolidation or reorganization;

            (ii) The sale, transfer or other disposition of all or substantially all of the Corporation's assets;

            (iii) Any transaction `as a result of which any person other than Timothy J. Connolly or Jan Carson Connolly is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing at least fifty percent (50%) of the total voting power represented by the Corporation's then outstanding voting securities.

      A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

      (c) At such time that the Corporation desires to redeem any shares of Series A Preferred Stock, and there are legally available funds therefor, or in the event of a Change of Control, the Corporation shall provide written notice (each, a "Redemption Notice") to the holders of Series A Preferred Stock stating
(i) the number of shares of Series A  Preferred  Stock it intends to redeem,  or
(ii) that the redemption is due to the occurrence of a Change of Control, in which case it will be redeeming all outstanding shares of Series A Preferred Stock. The shares so designated in the Redemption Notice to be redeemed, shall be so redeemed on the fifteenth (15) day following the date of the Redemption Notice, such date being referred to as the "Redemption Date." On the Redemption Date, the Corporation shall deliver to the holder of stock being redeemed the applicable Redemption Price and the holder shall deliver to the Corporation the certificates evidencing all or such portion of the stock for which such holder has received the redemption payment (or a lost share affidavit), duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. The holders of Series A Preferred Stock that are the subject of a Redemption Notice issued by the Corporation shall be entitled to retain their shares until the Redemption Price is paid by the Corporation to such holder for the applicable shares. In connection herewith, the holders shall retain ownership of and all rights and preferences attaching to, the portion of the Series A Preferred Stock that has not been paid for by the Corporation. The holders of shares of Series A Preferred Stock that are subject to redemption shall retain all rights as a Series A Preferred Stockholder until the full Redemption Price for the shares being redeemed has been paid by the Corporation. Nothing in this Section shall affect the shares of Series A Preferred Stock that the Corporation elects not to redeem.


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

      4. Miscellaneous.

      (a) The Series A Preferred Stock shall be non voting shares.

      (b) Except as specifically set forth herein, all notices or communications provided for or permitted hereunder shall be made in writing by hand delivery overnight courier, registered first class mail, or telecopier addressed (a) if to the Corporation, to its office at 1770 St James Place, Suite 115, Houston, Texas 77056, Attention: CEO, Telecopier: (713) 621-9027, with a copy to Bayer & Miller, 4265 San' Felipe. Suite 1200, Houston, Texas 77027, Attention.: Gary Miller, Esq., Telecopier: (713) 552-1758, and (b) if to the holder of the Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation or to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mad, registered or certified mail, return receipt requested, postage prepaid, if mailed; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; and when receipt is acknowledged, if by telecopier.

      (c) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in' respect of any issuance or delivery of shares of Series A Preferred Stack or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.

      (d) The Corporation may appoint, and from time to time discharge and/or replace, a transfer agent of the Series A Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series A Preferred Stock.

      (c) Subject to any transfer restriction agreements that my be entered into by the holders of Series A Preferred Stock, the Series A Preferred Stock shall be transferable by the holders, provided that such transfer is made m compliance with applicable federal and state securities laws.

      1N WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this /s/ 28th day of February 2003.

                                       CORPORATE STRATEGIES, INC.

                                       By:      /s/ Timothy J. Conolly
                                       -----------------------------------------
                                                    Timothy J. Connolly
                                                    Chief Executive Officer

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